UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2014

COVISINT CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 001-36088

Michigan (State or other jurisdiction of incorporation or organization)	26-2318591 (I.R.S. Employer Identification No.)
One Campus Martius, Suite 700, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)
Registrant’s telephone number, including area code (313) 961-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers

On September 19, 2014, the Company entered into change of control severance agreements (“Severance Agreement”) with certain executives of the Company, including Steven R. Asam and Enrico Digirolamo, who are “named executive officers” from its 2014 annual meeting proxy statement.   The form of the Severance Agreement was approved by the Compensation Committee of the Company’s Board of Directors on September 15, 2014. The material terms and conditions of the agreements are summarized below.

Term. Each Severance Agreement shall commence on the date it is executed and continues in effect through December 31, 2017.

Triggering Events. Each Severance Agreement provides that the executive officer will receive the change of control severance payments and other benefits described below only if: (1) either (a) the executive officer’s employment is terminated by the Company for any reason other than for cause (generally defined to include certain failures by the executive in performing his or her duties, or conduct materially injurious to the Company), death or disability (as defined in the Severance Agreement), or (b) by the executive officer for good reason (generally defined to include substantial diminution in duties or responsibilities, reduction in base salary, and required relocation of greater than 25 miles), and (2) the termination occurs within one year after a change in control of the Company, or a change of control of the Company’s parent, Compuware Corporation, while it remains the Company’s parent (a “Severance Event”).

Change of Control Severance Benefits. If a Severance Event occurs, the executive officer will receive, in lieu of post-termination severance benefits otherwise payable to the executive, a cash lump sum of an amount equal to a one times the sum of the executive officer’s annual base salary plus the target annual cash bonus in the fiscal year in which termination of the executive officer’s employment occurs.  For one year after the Severance Event, the Company will also reimburse the executive for COBRA continuation coverage for life, disability, accident and health insurance benefits substantially similar to those provided to the executive officer immediately prior to the date of termination. The executive is also entitled to be paid in cash an amount equal to any unpaid incentive compensation which has been allocated or awarded to the executive for a prior year and which is contingent only on continued employment, along with a pro rata portion of the amount of the award the executive would have earned with respect to the year in which the termination occurs.  Any such severance payment or benefit may be reduced under certain circumstances if it would be subject to excise tax under Section 280G of the Internal Revenue Code.

     The Severance Agreement provides that the executive remains employed “at will” and does not create any right to continued employment. The Severance Agreement supersede any prior agreements providing severance upon a change of control.

The foregoing description of the material terms of the Severance Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the form of Severance Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVISINT CORPORATION

Date:	September 24, 2014	By:	/s/ Michael A. Sosin
		Name:	Michael A. Sosin
		Title:	Vice President, General Counsel and Secretary